Exhibit 99.01

ADVENT RECEIVES DEFICIENCY LETTER FROM NASDAQ STOCK

MARKET PENDING FILING OF FORM 10-K AND COMPLIANCE WITH

NASDAQ REQUIREMENTS

San Francisco, CA, Thursday, April 7, 2005 - Advent Software, Inc. (NASDAQ: ADVS) announced today that the NASDAQ Listing Qualifications Department (the “Nasdaq Staff”) has notified the Company that it is not in compliance with the requirements of Nasdaq Marketplace Rule 4310(c)(14) because it has not yet filed its Annual Report on Form 10-K for the period ended December 31, 2004 (the “2004 10-K”) with the Securities and Exchange Commission. Consequently, Advent common stock is subject to delisting from the Nasdaq Stock Market. The Company’s delay in filing its 2004 10-K is the only listing deficiency cited by the Nasdaq Staff.

Advent intends to request an appeal hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the delisting determination. Under the Nasdaq Marketplace Rules, the delisting of Advent’s common stock will be stayed pending the Panel’s review and determination. Until the Panel’s ultimate determination, the date of which is not yet known, Advent common shares will continue to be traded on the Nasdaq Stock Market, but its trading symbol as of Thursday, April 7, 2005, will be amended from “ADVS” to “ADVSE”, to reflect the Company’s filing delinquency. Advent disclosed in a Form 8-K filed on March 31, 2005 that the Company’s management was still in the process of completing its assessment of the Company’s internal control over financial reporting, although because of the material weaknesses identified to date, management will conclude that the Company did not maintain effective internal control over financial reporting as of December 31, 2004. The Company intends to file its 2004 10-K on or before Wednesday, April 13, 2005.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 50 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from those described in such statements as a result. In particular, the forward-looking statements relating to the Company’s intent to file its 2004 10-K and the expectation that its stock will continue to trade on The Nasdaq Stock Market are based on management’s current expectations and involve risks and uncertainties. Factors that may contribute to such a difference include, but are not limited to the results and completion of the audit of the Company’s financial statements and assessment of its internal control over financial reporting, and the fact that, despite the appeal process, the Company’s stock may still be subject to delisting, which could affect the value and liquidity of the Company’s common stock. For more information regarding other potential risks and uncertainties, see the “Factors That May Affect Future Results” section of the company’s most recent Form 10-Q for the quarter ended September 30, 2004 and Form 10-K for the year ended December 31, 2003. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.